Electronic Supervision No.: 4401162010B00830

Contract for Grant of State-Owned
 Construction Land Use Right

Made by
Ministry of Land and Resources of the People’s Republic of China
and
State Administration of Industry and Commerce of the People’s Republic of China

Contract Serial No.: Sui Guo Di Chu He No. 440116-2010-000067

Contract for Grant of State-owned Construction Land Use Right
Parties to this Contract:

Grantor:	State-owned Land Resources and Housing Bureau of Guangzhou Municipality	;
Mailing Address:	No. 193 Haoxian Road, Guangzhou	;
Zip Code:	510030	;
Telephone:	020-83334718	;
Fax:	020-83331307	;
Opening Bank:	/	;
Account No.:	/	.

Grantee:	Guangzhou 7 Days Four Seasons Hotel Co., Ltd	;
Mailing Address:	Room 703, 17 Xiangshan Road, Science City, Guangzhou Hi-tech Development Zone	;
Zip Code:	510290	;
Telephone:	020-89226505	;
Fax:	020-89226157-6505	;
Opening Bank:	/	;
Account No.:	/	.

Chapter 1     General Provisions

Article 1      Pursuant to the Property Law of the People’s Republic of China, Contract Law of the People’s Republic of China, Law of the People’s Republic of China on Land Administration, Law of the People’s Republic of China on Administration of Urban Real Estate and other relevant laws, administrative regulations and provisions of land supply policies, the parties enter into this Contract on the principles of equality, free will, reciprocal consideration and good faith.

Article 2      The land granted hereunder is owned by the People’s Republic of China and the Grantor is authorized by law to grant the state-owned construction land use right hereunder.  Subterranean resources and buried things are not within the scope of the grant of state-owned construction land use right.

Article 3      During the term of grant, the Grantee has the right to possess, use, make profits from and lawfully dispose of the state-owned construction land it has acquired in accordance with the law and has the right to use the land to construct buildings, structures and their auxiliary facilities in accordance with the law.

Chapter 2     Delivery of Land and Payment of Land Premium

Article 4      The plot number of the land granted hereunder is KXCD-F2-2.  The total area of the land plot is Seven Thousand and Fifteen (in words) square meters and 7,015 (in figures) square meters, of which Seven Thousand and Fifteen (in words) square meters (7,015 square meters, in figures) will be granted hereunder.

The land granted hereunder is located west of Kaichuang Avenue, Science City, Guangzhou Hi-tech Development Zone.

The boundaries of the land granted hereunder is      /      and the boundary map of the land granted hereunder is attached hereto as Appendix 1.

The vertical limits of the land granted hereunder are      /    as its upper limit and      /     as its lower limit. The vertical limits of the land granted hereunder are set forth in Appendix 2 attached hereto.

The spatial extent of the land granted hereunder refers to a closed space with the aforesaid boundary points forming its vertical planes and the upper and lower limits forming its horizontal planes.

Article 5      The land granted hereunder will be used for commerce and finance purposes.

Article 6      The Grantor agrees to deliver the land to the Grantee before November 23, 2010.  The Grantor also agrees that on the delivery date, the land shall meet the conditions set forth in clause (2) under this Article:

(1)           the land shall be leveled out and meet the conditions of                    /                ;

the surrounding infrastructure shall meet the conditions of                         /                 ;

(2)	“as is” conditions.

Article 7      The term of the state-owned construction land use right granted hereunder shall be forty years, starting from the date of delivery set forth in Article 6 hereof; if the land is allocated (leased) state-owned construction land for which grant formalities need to be completed for its use, the term of grant shall start from the execution date of this Contract.

Article 8      The land premium of the state-owned construction land use right granted hereunder shall be Renminbi Twenty Three Million Nine Hundred and Ninety Thousand yuan (in words) (RMB23,990,000 yuan, in figures) with Renminbi Three Thousand Four Hundred and Nineteen Point Eighty-One yuan (in words) per square meter (RMB3419.81 yuan, in figures).

Article 9      The deposit of the land hereunder shall be Renminbi Two Million and Four Hundred Thousand yuan (in words) (RMB2,400,000, in figures).  The deposit may be used to offset the land premium.

Article 10    The Grantee agrees to pay the Grantor the said land premium of the state-owned construction land use right in accordance with clause (1) under this Article:

(1)           within 30 days after the execution of this Contract, the Grantee shall make full payment of the land premium of the state-owned construction land use right in one lump sum;

(2)           the Grantee shall pay the land premium of the state-owned construction land use right in     /    installment(s), in amounts and at times set forth below.

If the land premium of the state-owned construction land use right is paid by installments, the Grantee shall pay interest to the Grantor for the second and subsequent installments at the interest rate of loans publicized by the People’s Bank of China on the date when the first instalment of the land premium is paid.

Article 11    The Grantee shall, after it has fully paid the land premium in accordance with this Contract, apply for the registration of the grant of the state-owned construction land use right by presenting this Contract, receipt for the payment of the land premium and relevant certificates.

Chapter 3     Land Development, Construction and Use

Article 12    The Grantee agrees that the investment intensity to develop the land hereunder shall meet the criteria stipulated in clause (2) of this Article:

(1)           if the land hereunder is used for construction of industrial projects, the Grantee agrees that the total investment in fixed assets for the land hereunder shall be no less than the approved or registered amount of Renminbi           /          yuan (in words) (RMB     /    yuan, in figures) and the investment intensity shall be no less than Renminbi          /         yuan (in words) per square meter (RMB     /    yuan, in figures).  The total investment in fixed assets of the construction project with respect to the land hereunder shall include buildings, structures and their auxiliary facilities as well as investment in equipment and land premium.

(2)           if the land hereunder is used for construction of non-industrial projects, the Grantee promises that the total development and investment amount for the land hereunder shall be no less than Renminbi           /         yuan (in words) (RMB       /       yuan, in figures).

Article 13    If the Grantee intends to construct new buildings, structures and their auxiliary facilities within the boundary of the land granted hereunder, requirements in the zoning plan with respect to the land granted hereunder determined by the planning administrative department of the municipal (county) government (as described in Appendix 3) shall be met, including:

Usage of main buildings:  hotel and related businesses and office area for headquarters, with complementary commercial facilities for demonstration, training and other purposes;

Usage of auxiliary buildings: hotel and related businesses and office area for headquarters, with complementary commercial facilities for demonstration, training and other purposes;

Gross floor area: 21,045 square meters;

Plot ratio: no higher than 3 and no lower than    /   ;

Maximum building height:  45 meters;

Building density ratio: no higher than 40% and no lower than     /    ;

Green space ratio: no higher than     /     and no lower than 35%;

Other requirements for land use described in Appendix 3.

Article 14    The Grantee agrees to construct the supporting facilities for the land granted hereunder in accordance with clause     /    of this Article:

(1)           if the land hereunder is used for construction of industrial projects, under the planning and design conditions determined by the planning department, the land used for internal office buildings and domestic service facilities within the boundary of the land granted hereunder shall be of an area not exceeding   /  % of the aggregate area of the land granted hereunder, that is, not exceeding     /    square meters and of a gross floor area not exceeding     /     square meters.  The Grantee agrees not to build non-production facilities within the boundary of the land granted hereunder, including but not limited to residential building, expert building, hotel, guest house and training center;

(2)           if the land granted hereunder is used for construction of residential projects, under the planning and construction conditions determined by the planning and construction administrative departments, the aggregate number of residential apartments within the boundary of the land granted hereunder shall be no less than   /  , of which, residential apartments with a floor area under 90 square meters shall be no less than   /   and meet the requirement of   /  .  The land used for developing residential apartments under 90 square meters within the boundary of the land granted hereunder shall be no less than   /   % of the aggregate floor area of the land granted hereunder.  As to the economically affordable housing and low-rent housing that are constructed within the boundary of the land granted hereunder, the Grantee agrees to handle them in accordance with clause   /   of this Article upon the completion of construction:

1. to transfer to the local government;

2. to be purchased by the local government;

3. to follow relevant administrative regulations on construction and sale of economically affordable housing;

4.                       /                    .

Article 15    The Grantee agrees to concurrently construct the following engineering supporting facilities within the boundary of the land granted hereunder this Contract, and transfer the same to the government without compensation upon the completion of construction: ____/__ .

Article 16    The Grantee agrees to commence the construction before May 23, 2011 and complete the construction before November 23, 2012 for the construction projects of the land granted hereunder.

If the Grantee is unable to commence construction as planned, it shall submit to the Grantor an application for extension 30 days in advance.  With the consent of the Grantor, the construction may be extended and the completion date shall be extended accordingly, provided that, no extension shall be longer than one year.

Article 17    When the Grantee carries out construction activities on the land granted hereunder, the connection of water pipes, gas pipes, sewage pipes and other facilities to the main pipes, lines of the plot and power stations outside the land, as well as projects to reach out to such outside facilities, shall be handled according to relevant provisions.

The Grantee agrees that the government shall have the right to enter into, pass and cross the land granted hereunder for purpose of laying various pipes and lines for public utilities facilities, provided that the government or entity responsible for the construction of public utilities shall indemnify the Grantee reasonably if any use of the land is affected thereby.

Article 18    The Grantee shall use the land pursuant to the purpose and plot ratio set forth herein and no unauthorized change is allowed.  If there is any change to the purpose of land use set forth herein during the term of grant, the parties agree to handle such change in accordance with clause (2) of this Article:

(1)           the Grantor will take back the construction land use right for a fee;

(2)           to go through the approval formalities for changing the purpose of land use, to enter into an amendment to the contract for the grant of state-owned construction land use right or enter into a new contract for the grant of state-owned construction land use right in accordance with the law.  The Grantee shall make up for any shortage in the land premium of state-owned construction land use right by taking into consideration the difference between the evaluated market price of the construction land use right with the new purpose and the evaluated market price of the construction land use right with the previously approved purpose and register the change of the land use right.

Article 19    During the term of use of the land granted hereunder, the government shall reserve its right to adjust the zoning plan with respect to the land hereunder.  If there is any change to the existing zoning plan, the existing buildings on the land shall not be affected, provided that, if the buildings, structures or their auxiliary facilities on the land are to be transformed, renovated or rebuilt during the term of use, or the term is to be renewed upon expiration, the then effective zoning plan shall apply.

Article 20    Prior to the expiration of the term of use set forth in this Contract, the Grantor may not take back the state-owned construction land use right that has been lawfully used by the Grantee.  If, under special circumstances and in the interest of the public, it becomes necessary to take back the state-owned construction land use right prior to the expiration of the term of use, the Grantor shall submit its application in accordance with statutory procedures, and compensate the Grantee on the basis of the value of the buildings, structures and their auxiliary facilities on the land when they are taken back, the evaluated market price of the state-owned construction land use right for the remaining years and the evaluated direct losses.

Chapter 4     Transfer, Lease and Mortgage of
State-owned Construction Land Use Right

Article 21    After the Grantee has paid up in full the land premium in accordance with this Contract and procured the state-owned land use right certificate, it shall have the right to transfer, lease, or mortgage the state-owned construction land use right hereunder, wholly or partially, provided that, conditions set forth in clause (1) of this Article shall be satisfied for the transfer for the first time:

(1)           the Grantee has conducted its investment and development activities in accordance with the provisions herein, and has completed more than 25% of the total development and investment amount;

(2)           the Grantee has conducted its investment and development activities in accordance with the provisions herein, and the land has been suitable for industrial or other construction purposes.

Article 22    Contracts for transfer, lease or mortgage of the state-owned construction land use right shall not violate the laws or regulations of the State and the provisions of this Contract.

Article 23    The rights and obligations set forth in this Contract and in the land registration documents shall be transferred accordingly after the state-owned construction land use right is transferred, wholly or partially.  The transferred state-owned construction land use right shall have a term equal to the term set forth herein less the years that have elapsed.

When the state-owned construction land use right hereunder is leased, wholly or partially, the rights and obligations set forth in this Contract and in the land registration documents shall continue to be exercised and assumed by the Grantee.

Article 24    When the state-owned construction land use right is transferred or mortgaged, the parties concerned shall go through the formalities for registration of change with the administrative department of state-owned land resources by presenting this Contract, relevant transfer or mortgage contract and the state-owned land use right certificate.

Chapter 5     Expiration of Term

Article 25    If a land user intends to continue its use of the land hereunder upon the expiration of the term set forth herein, it shall submit to the Grantor an application for renewal at least one year prior to the expiration of the term.  The Grantor shall grant its approval unless it may take back the land in the interest of the public.

The term of residential construction land use right shall be renewed automatically.

If the Grantor approves such renewal, the land user shall, in accordance with the law, go through the grant or lease formalities, enter into a new grant or lease contract and pay the land premium or rental for use of the land for a fee.

Article 26    If a land user has submitted an application for renewal upon the expiration of the term of grant, but it is in the interest of the public not to grant an approval, the land user shall hand over the state-owned land use right certificate and go through the formalities of the cancellation of registration of the state-owned construction land use right in accordance with relevant provisions and the Grantor shall take back the state-owned construction land use right without compensation.  The Grantor and the land user agree to handle the buildings, structures and their auxiliary facilities on the land hereunder in accordance with clause (1) of this Article:

(1)           the Grantor shall take back the buildings, structures and their auxiliary facilities on the land, and compensate the land user accordingly on the basis of the residual value of the buildings, structures and their auxiliary facilities when they are taken back;

(2)           the Grantor shall take back the buildings, structures and their auxiliary facilities on the land without compensation.

Article 27    If a land user does not submit an application for renewal upon the expiration of the term of grant, it shall hand over the state-owned land use right certificate and go through the formalities of the cancellation of registration of the state-owned construction land use right in accordance with relevant provisions and the Grantor shall take back the state-owned construction land use right without compensation.  The Grantor shall take back the buildings, structures and auxiliary facilities on the land hereunder without compensation.  The land user shall keep the buildings, structures and their auxiliary facilities on the land fit for normal use, and shall not intentionally damage or destroy the buildings, structures or their auxiliary facilities.  If the buildings, structures or their auxiliary facilities on the land are unfit for normal use, the Grantor may request the land user to remove or demolish such buildings, structures or their auxiliary facilities and to restore the leveled site.

Chapter 6     Force Majeure

Article 28    Neither party hereunder shall be held liable for its failure to perform, in full or in part, this Contract, if such failure is attributable to a force majeure event, provided that, it shall take all necessary remedial measures to mitigate the losses caused by such force majeure event to the extent permissible.  If a force majeure event occurs during the course a party is delaying its performance of this Contract, such party shall not be exempted from its responsibility.

Article 29    The party hindered by a force majeure event shall notify the other party in writing, by mail, telegram or fax regarding the force majeure event within 7 days after the occurrence of such event, and shall send to the other party reports and certificates within 15 days regarding its failure to perform, in full or in part, this Contract, or the need for a delay of its performance hereunder.

Chapter 7     Liabilities for Breach

Article 30    The Grantee shall pay the land premium of the state-owned construction land use right on time in accordance with this Contract.  If the Grantee fails to pay the land premium of the state-owned construction land use right on time, the Grantee shall pay the Grantor an amount equal to 1 ‰ of the sums due and in arrears for each day of delay as liquidated damages.  If such delay lasts for more than 60 days and the Grantee is still unable to pay the land premium of the state-owned construction land use right upon the Grantor’s reminder, the Grantor shall have the right to terminate this Contract, the Grantee will not be entitled to the refund of the deposit and the Grantor may also seek indemnification from the Grantee against its losses.

Article 31    If the Grantee, for its own reasons, terminates its investment in the construction of the project, and intends to terminate this Contract and return the land to the Grantor, the Grantor shall, upon the approval of a People’s Government who has previously approved the land grant plan, refund the Grantee all or part of the land premium of the state-owned construction land use right (bearing no interest) in accordance with the following provisions, except that the deposit set forth in this Contract will not be refunded, and take back the state-owned construction land use right.  No compensation will be given for the existing buildings, structures and their auxiliary facilities within the boundary of the land while the Grantor may even request the Grantee to remove or demolish the existing buildings, structures and their auxiliary facilities and to restore the leveled site; provided that if the Grantor is willing to continue the use of the existing buildings, structures and their auxiliary facilities within the boundary of the land, the Grantor shall give reasonable compensation to the Grantee:

(1)           if the Grantee makes an application to the Grantor no later than 60 days before the first anniversary of the commencement date of construction set forth in this Contract, the Grantor shall refund the Grantee the land premium of the state-owned construction land use right paid by it, except that the deposit will not be refunded.

(2)           if the Grantee makes an application to the Grantor after the first anniversary of the commencement date of construction set forth in this Contract but no later than 60 days after its first anniversary and before its second anniversary, the Grantor shall refund the Grantee the land premium of the state-owned construction land use right paid by it after the deposit and the idle land fee are deducted in accordance with relevant provisions.

Article 32    If the land has been left unused for more than one year but less than two years for any reason whatsoever attributable to the Grantee, the Grantee shall pay the idle land fee in accordance with the law.  If the land has been left unused for two years and no construction has been commenced, the Grantor has the right to take back the state-owned construction land use right without compensation.

Article 33    If the Grantee fails to commence construction on the date set forth herein or otherwise agreed to when extension is approved, the Grantee shall pay the Grantor an amount equal to 1 ‰ of the aggregate land premium of the state-owned construction land use right for every day in delay as liquidated damages and the Grantor has the right to require the Grantee to continue the performance of this Contract.

If the Grantee fails to complete construction by the date set forth herein or otherwise agreed to when extension is approved, the Grantee shall pay the Grantor an amount equal to 1‰ of the aggregate land premium of the state-owned construction land use right for every day in delay as liquidated damages.

Article 34    If any of the total investment in fixed assets, investment intensity or total development and investment amount has not met the criteria set forth herein, the Grantor may require the Grantee to pay a portion of the land premium of the state-owned construction land use right as liquidated damages as is proportional to the actual shortage in relation to the required total investment or investment intensity, and also require the Grantee to continue the performance of this Contract.

Article 35    If the plot ratio, building density or any other index of the land hereunder has not met the lowest criteria set forth herein, the Grantor may require the Grantee to pay a portion of the land premium of the state-owned construction land use right as liquidated damages as is proportional to the actual shortage in relation to the required lowest criteria and also require the Grantee to continue the performance of this Contract; if the plot ratio, building density or any other index is higher than the highest criteria set forth herein, the Grantor has the right to take back any area of the land with an index higher than the highest criteria and require the Grantee to pay a portion of the land premium of the state-owned construction land use right as liquidated damages as is proportional to the actual excess in relation to the required criteria.

Article 36    If any of the green space ratio, percentage of the land used for internal office buildings and domestic service facilities or floor area of internal office buildings and domestic service facilities with respect to the construction of industrial projects is higher than the criteria set forth herein, the Grantee shall pay the Grantor an amount equal to 200 ‰ of the land premium as liquidated damages and remove and demolish by itself corresponding green space, buildings and facilities.

Article 37    If the Grantee has paid the land premium of the state-owned construction land in accordance with the Contract, the Grantor shall deliver the land hereunder on time in accordance with this Contract.  If the Grantor has not delivered the land on time, which has delayed the Grantee’s possession of the land hereunder, the Grantor shall pay the Grantee an amount equal to 1‰ of the land premium of the state-owned construction land use right paid by the Grantee as liquidated damages for each day of delay and the term of land use shall commence on the date when the land is actually delivered.  If the Grantor has delayed its delivery of the land for more than 60 days and it is still unable to deliver the land upon the Grantee’s reminder, the Grantee has the right to terminate this Contract, the Grantor shall refund the Grantee twice the deposit, as well as the land premium of the state-owned construction land use right already paid and the Grantee may also seek indemnification from the Grantor against its losses.

Article 38    If the Grantor fails to deliver the land on time, the land delivered by the Grantor fails to meet the conditions set forth herein or the Grantor unilaterally changes the conditions for land use, the Grantee has the right to demand that the Grantor perform its obligations hereunder in accordance with the required conditions, and indemnify the Grantee against losses directly arising from the Grantor’s delay in the performance of this Contract.  The term of land use shall commence on the date when the land meets the required conditions.

Chapter 8     Governing Law and Dispute Resolution

Article 39    The formation, validity, interpretation, performance and settlement of disputes of this Contract shall be governed by the laws of the People’s Republic of China.

Article 40    Any dispute arising out of the performance of this Contract shall be resolved by the parties through negotiation.  If the parties are unable to settle such dispute through negotiation, the dispute shall be resolved in the manner set forth in clause (2) of this Article:

(1)           to submit the dispute to     /     Arbitration Commission for arbitration;

(2)           to file a lawsuit with a People’s Court in accordance with the law.

Chapter 9     Miscellaneous

Article 41    The plan for the grant of the land hereunder is approved by the Management Committee of Guangzhou Economic and Technological Development Zone.  This Contract shall become effective as of the date of execution by the parties.

Article 42    Each of the parties hereunder undertakes that information about its name, contact address, telephone, fax, bank and authorized representative that is filled in this Contract is true and valid. When there is any change in such information, each party shall notify the other party in writing within 15 days of such change, otherwise, it shall be held liable for the other party’s failure to deliver a notice in a timely manner.

Article 43    This Contract and its appendixes have 25 pages in aggregate and the Chinese version shall prevail.

Article 44    Price, amount and area hereunder shall be expressed both in words and in figures.  A number in words shall be consistent with that expressed in figures.  If there is any inconsistency, the number expressed in words shall prevail.

Article 45    Matters uncovered hereunder may be agreed to between the parties and attached hereto with the same legal effect as this Contract.

Article 46    This Contract shall have ten (in words) counterparts of equal legal force.  The Grantor and the Grantee shall each hold two (in words) counterparts.

Supplementary Provisions

1.      The total investment for the land hereunder shall be no less than RMB670 million and the registered capital of the project shall be no less than RMB470 million.

2.      Within 2 years of execution of this Contract, the Grantee shall have the company’s registered address moved into Guangzhou Economic and Technological Development Zone.

3.      The Grantee shall increase its registered capital to US$150 million by June 30, 2012.

  [signing page]

Grantor (Stamp): State-owned Land Resources and Housing Bureau of Guangzhou Municipality (stamp for land grant contract)		Grantee (Stamp): Guangzhou 7 Days Four Seasons Hotel Co., Ltd

Legal Representative (Authorized Representative)		Legal Representative (Authorized Representative)

By:	Mo Guohong (signature)	By:	Ouyang Yong (signature)

November 23, 2010

Appendix 1     Boundary Map of the Land Lot

Appendix 2     Vertical Limits of the Land Lot

Appendix 3     Zoning Requirements

The zoning requirements for the land lot No. KXCD-F2-2 located in Science City, Guangzhou Economic and Technological Development Zone are set out below to be complied with by the Grantee:

1.	General Zoning Guidelines

(1)         The land lot is located within the well landscaped Science City, so the layout and design of the buildings to be erected on the plot shall be modern and innovative and compatible with the natural environment.

(2)         The zoning plan shall show reasonable layout and clear-cut separation of architectural functions and take into consideration the spatial layout of buildings and landscape design.

(3)         The zoning plan shall meet the urban zoning requirements of the Guangzhou city and the region where the land lot is located.

(4)         The zoning and design and the property management upon the completion of the project shall adopt the concept of recycling economy so more new technologies and new energy-saving and environmentally friendly materials shall be utilized.

(5)         The project shall include buildings, open space, green space, parking space, roads and other facilities which are separated from each other clearly; and the planning of traffic lanes shall be reasonable and the landscape shall be well-designed.  A safe, soft, convenient and comfortable business environment shall be created.

(6)         The land development shall consider and utilize the natural landscape within the land lot and purposively preserve existing trees to feature the harmony between human and nature.

(7)         The style of buildings shall be compatible with surrounding natural environment and the building design shall meet the prevailing buildings codes of the People’s Republic of China and the urban planning and management requirements of the Guangzhou city.

2.	Land Information

(1)         Land usage: commerce and finance (C2), primarily for hotel and related businesses and office area of headquarters, with complementary commercial facilities for demonstration, training and other purposes.

(2)         Land location: west of Kaichuang Avenue, Science City

Geographic map No.: 32-62-14

(3)         Total land area: 7,015 square meters

3.	Economic and Technical Specifications and Requirements

(1)         Building density ≤ 40%

(2)         Floor-to-area ratio ≤ 3

(3)         Green space ratio ≥ 35%

(4)         Building height ≤ 45 meters

4.	Building Design Requirements

(1)
The building interval shall meet the requirements in the Technical Standards and Guidelines for Urban Zoning and Management of Guangzhou Municipality - Section of Construction Project Planning and Management. Calculations of the building setback lines and the horizontal distance between a building and the street line shall be generally reduced half based on the requirements set out in the above guidelines.

(2)	Building setbacks from lot lines:

A building shall be set back from Kaichuang Avenue for at least 15 meters and set back from the lot lines on other sides for at least 10 meters.  The setback area shall be maintained as green space.  The existing village road to Xintang Village west of the land lot shall not be blocked.

5.	Public Facilities Construction Requirements

(1)	The public facilities required for this project and their construction requirements are as below:

a.	a taxi station which has a land area of 300 square meters with entrance and exit properly placed;

b.
a garbage collection facility which has a floor area of 100 square meters, is close to main and accessory roads for convenient transportation and designed to minimize impact to surrounding areas, and is surrounded by a green belt of width no less than 3 meters;

(2)	The public facilities shall be constructed, inspected and accepted and put into operation concurrently with the main structures of the project.

(3)
The design and layout of the public facilities shall meet the purposes they are intended to serve and the requirements from the competent authorities and the stipulations in the Technical Standards and Guidelines for Urban Zoning and Management of Guangzhou Municipality - Section of Detailed Construction Planning as well.

6.	Zoning Requirements for Roadway

(1)	The horizontal distance between the lot lines and the street lines, street line inflection coordinates and curve radius are shown in the map.

(2)	Location of access to roadway

For motor vehicles: two on the east side.  An access shall be placed at least 70 meters away from the crossing of city public roads and the location shall be away from street lamps and other public facilities.  The net width of an access shall be no more than 10 meters.  A main access shall have a buffer zone.

For non-motorized vehicles and pedestrian: properly placed according to the master layout plan.

(3)	Parking space requirements

a.	Motor vehicles: 0.8 parking area for every 100 square meters floor area (a loading dock and a space for getting on or off taxies for every 5,000 square meters floor area).

b.	Non-motorized vehicle: 1.5 parking area for every 100 square meters floor area.

c.	Garage construction requirements:

(i)
Generally a garage shall be constructed within a building (including an underground garage).  Outdoor parking space may be provided but shall be located at a designated area.  The ground of outdoor parking area shall be covered by grasses and trees shall be planted to provide shade.

(ii)	The ramp of the entrance and exit of an underground garage shall be located inside the building lines.

(iii)
No underground garage shall be constructed below public green space or within the building setback area on the front of a road.  If a garage has to be constructed under public green space, the depth of the soil on the top of the garage shall be more than 2 meters (also in compliance with the requirements for laying pipes and cables) and the level of the top side soil shall be no more than 0.2 meter higher than the level of an adjacent road.

(iv)	The parking facilities for motor vehicles and non-motorized vehicles shall be designed, constructed and put into use concurrently with the main structures of the project.

7.	Special Zoning Requirements

(1)
The zoning plan and construction design, if concerning cultural relics, public security and fire prevention, environmental protection, sanitation, flood prevention and drainage, electricity, transportation, geological disasters and other issues, shall comply with the special zoning requirements for each of the foregoing items.

(2)	Zoning requirements for vertical engineering:

The road elevation within the land lot shall be determined according to the principle of balance of rock and soil volume, taking into consideration the proper connection to existing planned roads.

The slope of the ground and roadway within the land lot shall meet the relevant technical specifications; and the ground elevation and the direction of drainage slope shall be determined based on the road elevation within the land lot.

8.	Additional Requirements

The constructor and the designer shall prepare the planning and design documents for our approval in strict compliance with the zoning requirements above.  The documents to be submitted include: planning and design blueprints (including master layout plan, green space plan, vertical planning diagram, roadway and transportation planning diagram, pipes and cables diagram, and floor plan and elevation plan of individual buildings), design specifications and renderings (including color master layout plan, bird’s eye view image and building facades image) and electronic copies of those documents (in *.dwg, *.doc and *.jpg formats).

Appendix 4     Complementary Conditions

1.	Roadway, Drains and Sewers

The Grantor shall have roadway connected at least to the location of the main entrance and exit of the land lot and have the user manhole for connection to mains of drains and sewers laid closely to the terminal sewer manhole within the lot lines.  The Grantee shall bear the costs for construction of access to roadway and connection of terminal sewer manhole to user manhole of mains of drains and sewers; and the Grantee shall also bear the costs for removal or change of pipes and cables for power supply, water supply, street lamps, drainage and telecommunication associated with the construction of access to roadway.

2.	Water Supply

Upon the execution of this Contract, the Grantee shall as soon as possible apply to the water supply management center of the development zone for water supply.  The Grantee shall bear the connection costs and the Grantor shall make the connection available to the Grantee.

3.	Power Supply

Upon the execution of this Contract, the Grantee shall as soon as possible apply to the power supply authority for permanent power supply.  The Grantee shall bear the connection costs and the Grantor shall make the connection available to the Grantee.

4.	Telecommunication

The Grantee shall apply to the branch of the telecommunication bureau in the development zone for telephone service.  Once the application is approved, a line will be connected to the telecommunication cables closest to the Grantee and the distributing cabinet will be installed at the connection point.  The Grantee shall bear the connection costs and the Grantor shall make the connection available to the Grantee.

5.	Land Leveling and Delivery

After the execution date of this Contract, the Grantor shall deliver the land to the Grantee on an as-is basis.

6.             Within 30 days of execution of this Contract, the land bureau of the development zone shall, together with the Grantee, verify the boundary posts of the land lot according to the lot lines map at the costs of the Grantee.  The Grantee shall protect and not move such posts.  Once the posts are damaged or moved, the Grantee shall promptly report to the land bureau of the development zone requesting re-erection of the posts at the costs of the Grantee.

The Grantee shall adopt effective means (including building permanent walls) to protect the land lot and prevent secret evacuation of soil and discharge of solid waste and shall properly construct site drainage to prevent soil erosion which may affect adjacent land lot and public facilities.  In the event of secret evacuation of soil and discharge of solid waste, soil erosion and land subsidence, the Grantee shall be liable for making corrections.